Exhibit 99.1

RISK FACTORS

Risks Related to Our Business

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully develop or commercialize talabostat

As of September 30, 2006, we had unrestricted cash of approximately $15.8 million. We currently anticipate spending during the first quarter of 2007 approximately $6 million to fund our preclinical and clinical programs and related general and administrative activities. Our current cash balance, after giving effect to our recently completed offering resulting in gross proceeds to us of approximately $4.8 million, is expected to be sufficient to allow us to maintain our current and planned operations into the third quarter of 2007. We are unable to estimate at this time the additional funds required to finance our operations as we have not determined the therapeutic indications that we will continue to clinically develop into later stages, the extent of the clinical program required to successfully develop a selected therapeutic indication, and if any of these programs will eventually be financed through a collaboration with a better funded partner. Also, we do not know whether additional funding will be available when needed, or that, if available, we will be able to obtain funding on satisfactory terms. We have incurred approximately $96.0 million of expenses since inception through September 30, 2006, and expect our capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and clinical and preclinical trial activities. We may raise additional funds through corporate collaborations, merger and acquisition activities and additional sales of securities in both public and private offerings as the markets allow.

In addition to the progress of our preclinical and clinical effort, our future capital requirements depend on many other factors, including: the cost and timing of regulatory approvals of talabostat, technological advances, the reevaluation of the commercial potential of talabostat in light of developments in our industry or market, the status of competitive products and the establishment of a sales force. Unexpected events or other factors beyond our control could also impact our capital requirements.

We may be required to relinquish rights to our technologies or talabostat, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture and licensing arrangements. If adequate funds are not available, we will be required to delay, reduce the scope of, or eliminate one or more of our clinical programs, or wind-down our operations.

Our current cash balance will not be sufficient for us to carry on our business for the current fiscal year as now conducted and proposed to be conducted

After giving effect to the receipt by us of the proceeds from our recently completed offering, we still do not have sufficient capital to carry on our business for the current fiscal year as now conducted and proposed to be conducted. Our current cash flow, together with the amounts we would receive, were we to liquidate all of our assets, after taking into account all anticipated uses of the cash, may not be sufficient to pay all amounts on or in respect of our obligations when such amounts are required to be paid.

In addition, we may have to incur obligations in the ordinary course of business that are beyond our ability to pay as such obligations mature. Even after giving effect to our receipt of the proceeds from our recently completed offering, we may be forced to file for reorganization or liquidation under the bankruptcy or reorganization laws of an appropriate jurisdiction as soon as the second quarter of 2007 if a follow-on private placement of our securities or other financing in a sufficient amount cannot be consummated shortly after the completion of this offering.

Our lead product candidate, talabostat, is in human clinical development, and its safety and effectiveness are still being determined

Our lead product candidate, talabostat, is currently undergoing evaluation in clinical trials for the treatment of certain solid tumors and hematologic malignancies. To obtain regulatory approval for the commercial sale of talabostat for its intended therapeutic applications, we must demonstrate in carefully controlled and well-designed clinical trials that talabostat is safe and effective in humans for the proposed therapeutic indications. In addition to animal safety studies, we have conducted Phase 1 human clinical safety studies, both in single and multiple doses, which have provided us sufficient safety information to select dose ranges for our Phase 1 human clinical dose finding studies. These Phase 1 dose finding studies have, in turn, provided us safety and effectiveness information to select doses for our Phase 2 human clinical studies which are evaluating safety and effectiveness of talabostat in larger cohort groups. We have also commenced two Phase 3 human clinical studies in which we are evaluating talabostat in double-blind placebo controlled studies. Although with the completion of each of our human clinical studies we are learning more about the safety profile of talabostat, we cannot yet predict whether subjects in clinical trials will suffer unacceptable health consequences related to talabostat. In addition, success in preclinical testing and early clinical trials do not necessarily predict final results. A number of biotechnology companies have suffered significant setbacks in advanced clinical trials, even after receiving promising results in earlier clinical trials. Our clinical trials may be suspended at any time if the FDA or we believe that the participating subjects are exposed to unacceptable health risks. In addition, we cannot yet predict whether talabostat will be effective treating the therapeutic applications for which the human clinical studies we are conducting have been designed or that physicians or the FDA will consider talabostat effective for such therapeutic applications. In addition, even if talabostat is shown to be effective in our clinical trials, we cannot predict whether the FDA will determine that the therapeutic benefits of talabostat outweigh any adverse effects of the drug. If talabostat is not safe or effective, or is perceived as not being safe or effective by the FDA or physicians, our business, financial condition, results of operations and prospects will be substantially harmed.

Our lead product candidate, talabostat, is in human clinical development, and we may not be able to design or implement an effective clinical development plan which will result in timely FDA approval for the selected therapeutic applications

Our lead product candidate, talabostat, is currently undergoing evaluation in clinical trials for the treatment of certain solid tumors and hematologic malignancies. Conducting clinical trials is a lengthy and highly uncertain process. The length of time to complete clinical trials varies according to the type, complexity, novelty and intended use of the product candidate. We may not have designed our clinical trials in a way that results in their fastest completion because of unforeseen safety or effectiveness issues. Our trials may take longer to complete than we anticipate because of a slower than expected rate of eligible subject recruitment in the trials. If our clinical trials take longer than we expect, we may have greater expenses than we project and may have increased difficulty raising additional capital to fund future or current capital requirements.

Even if we are able to conduct our clinical trials in a timely manner, other factors related to the conduct of the trials could still adversely affect our chances of obtaining FDA approval. The FDA may object to certain aspects of our clinical trial design, including the clinical endpoints we have selected and the magnitude of the therapeutic effect we are attempting to show. We may not be able to adequately follow or evaluate the subjects of the clinical trials after their treatment to establish a positive therapeutic effect. We may not be able to maintain a database of sufficient integrity to track safety and effectiveness information of treated subjects that would withstand FDA scrutiny. We, or our chosen vendors, may fail to comply with FDA regulations for good clinical practices.

If we obtain FDA approval for one or more therapeutic indications, we may then elect to perform further clinical studies intended to broaden the labeling indications. If such studies do not support expanding the labeling indications, our ability to promote and market such products will be limited.

Whether or not we raise sufficient additional capital, we may be forced to reduce the size and scope of one or both of our Phase 3 trials.

Whether or not we can raise sufficient additional capital from a follow-on private placement of our securities or other financing, we may be forced to reduce the size of one or both of our ongoing Phase 3 studies to save costs or speed the completion of the trial. Such a study size reduction would decrease the number of study subjects that would be exposed to talabostat and would increase the risk of failing to complete a successful Phase 3 trial because of the increased efficacy we would have to show given the reduced number of study subjects. Alternatively, to save costs, we may be forced to reduce the size of one or both of our studies by such an amount that we would not be able to obtain statistical significance acceptable to the FDA for a Phase 3 trial. In such case, one or both of our current Phase 3 studies would have to be recharacterized as a randomized, placebo-controlled Phase 2 trial, and we would have to commence one or both Phase 3 trials from the beginning if and when we could obtain sufficient capital to do so.

If talabostat is not a successful drug candidate, and we are unable to obtain or successfully develop other potential drug candidates, we may be adversely affected

In addition to our substantial efforts developing talabostat on a preclinical and clinical basis, we from time to time evaluate new technology opportunities to broaden our portfolio of potential drug candidates, including in-licensing opportunities, collaboration arrangements as well as more expansive corporate relationships, such as mergers, acquisitions and consolidations. However, we may not be able to consummate a transaction to broaden our portfolio of potential drug candidates on terms satisfactory to us. If talabostat is not ultimately a successful drug candidate and we cannot obtain other potential drug candidates through one or more strategic transactions, our business, financial condition and results of operations and prospects will be harmed.

We have had a history of losses, and expect to continue to incur losses and may not achieve or maintain profitability

As of September 30, 2006, we had an accumulated deficit of approximately $85.4 million. The extent of our future losses and the timing of profitability are highly uncertain, and we may never achieve profitable operations. We have not had any products that have generated sales revenue, and we likely will not until talabostat or any other of our other product candidates become commercially available, if ever. We expect to incur losses at least until we begin commercial sales of our first approved product, if any. We expect that our operating expenses will increase and accelerate as our preclinical, clinical and support operations expand, even if we succeed in developing one or more commercial products. Our ability to achieve product revenue and profitability is dependent on our capability, alone or with partners, to successfully complete the development of talabostat, conduct clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell talabostat. We cannot provide assurance that we will generate product revenues or achieve profitability.

If Tufts University School of Medicine terminates our license, we could experience delays or be unable to complete the development and commercialization of our potential products

We license key technology including the rights to talabostat, our lead product, from Tufts. The underlying license for this technology terminates on the later of the expiration date of the last-to-expire patents, or 20 years from the date of initial commercial sale of the licensed product. Termination of these licenses prior to or upon expiration of the term could force us to delay or discontinue our development and commercialization programs. Pursuant to the terms of the license, Tufts has the right to terminate the license prior to expiration of the term upon a material breach of the license by us, our ceasing to do business or becoming insolvent, or our failure to sell a licensed product in the U.S. market by May 2011. If we do not meet our current clinical development, regulatory and commercialization milestones prior to May 2011, it is possible that Tufts could seek to terminate or modify the terms of the license in a way which could have a material adverse effect on us. We have no assurance that we would be able to license substitute technology in the future. Our inability to do so could impair our ability to conduct our business because we may lack the technology, the necessary rights to such technology, or the finances required, in each case, to develop and commercialize our potential products.

If we fail to obtain regulatory approval for talabostat in a timely manner, our operating results and business may be adversely affected

We must obtain regulatory approval before marketing or selling talabostat in any major world pharmaceutical market for any therapeutic application for talabostat. Due to risks and uncertainties inherent in clinical testing and the regulatory process, we are not able to estimate when talabostat may be commercially available for any application, if at all.

In the U.S., we must obtain FDA approval for talabostat for each indication that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and such approval is never certain and entails a high degree of risk. Products marketed, manufactured or distributed abroad are also subject to foreign government regulation. Talabostat has not received regulatory approval to be commercially marketed and sold for any therapeutic indication. If we fail to obtain regulatory approval, we will be unable to market and sell talabostat. We cannot predict with certainty if or when we might submit talabostat for regulatory approval for any therapeutic indication. Once we submit talabostat for review, we cannot ensure that the FDA or other regulatory agencies will grant approvals on a timely basis or at all. If regulatory approval for any therapeutic application for talabostat is delayed, our business, financial condition or results of operations would be materially adversely affected.

Because we rely on third parties to conduct human clinical studies, we may encounter delays or experience increased costs in product development and commercialization

We have relatively few employees and do not have sufficient internal resources or experience to conduct human clinical trials without the assistance of third parties. We must therefore contract with third parties to perform the clinical trials required to submit talabostat to the FDA for marketing approval.

Although we continue to increase our internal clinical development capability, including our ability to supervise, manage and, as necessary, replace outside vendors, we still outsource a substantial amount of the clinical trial development process. Thus, we may lose control over the cost of and time required to conduct these studies. In addition, these third parties might not conduct our clinical trials in accordance with regulatory requirements. The failure of any contractor to carry out its contractual duties could delay or increase the cost of the successful development and commercialization of talabostat.

We may fail to adequately protect or enforce our intellectual property rights, and our products and processes may infringe the intellectual property rights of others

Protection of our compounds and technology owned or licensed by us is essential to our business. Our policy is to protect our technology by, among other things, filing or causing to be filed on our behalf patent applications for technology relating to the development of our business. We own or have licensed 18 issued U.S. patents and 21 pending U.S. patent applications. Most of these patents and patent applications relate to our oncology, diabetes and vaccine adjuvant technologies. If regulatory extensions are not taken into account, one U.S. patent expires in 2007; one U.S. patent and one application expire in 2011; one U.S. patent expires in 2012; and the remaining patents and applications expire in 2016 and beyond. We also own or have licensed foreign patents and patent applications corresponding to most of the U.S. patents and patent applications. It is possible that no patents will be issued on our pending patent applications, and it is possible that our patent claims, now or in the future issued, will not be sufficient to protect our products and technology, will not be sufficient to provide protection against competitive products, or otherwise will not be commercially valuable. Any patents issued to or licensed by us could be challenged, invalidated, infringed, circumvented or held unenforceable.

Our commercial success will also depend in part on our ability to commercialize talabostat without infringing on the patents or other proprietary rights of others. Talabostat or our other drug candidates may infringe current or future patents or other proprietary rights of others. To date, we have not received any communications from third parties nor are we aware of any claims by third parties that our use of talabostat or any of our other activities infringe upon the patent or other proprietary rights of any third party. However, we cannot ensure you that other companies or individuals have not or will not independently develop substantially equivalent proprietary rights or that other parties have not or will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties in order for us to be able to carry on our business. If we are successful in the preclinical and clinical development of PT-630, our lead drug candidate for the treatment of type 2 diabetes, to market and sell that drug we may need to obtain at least a non-exclusive license for relevant use patents from third parties, and there can be no assurance that we will be able to obtain that license on economically favorable terms, or at all. We from time to time engage in discussions with Tufts, other licensors, vendors and other parties about the scope and enforceability of our contractual rights that may include utilization of dispute resolution procedures contained in applicable agreements. Otherwise, we have not notified any third party that they are infringing any of our proprietary rights.

Litigation or other legal proceedings could result in substantial costs to us and may be necessary to enforce any of our patents or other proprietary rights or to determine the scope and validity or enforceability of other parties’ proprietary rights. The defense and enforcement of patent and intellectual property claims are both costly and time consuming, even if the legal outcome is favorable to us. Any adverse legal outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease manufacturing or selling our future products.

Our employees, consultants and advisors are required to enter into written confidentiality agreements that prohibit the disclosure or use of confidential information. We also have entered into written confidentiality agreements that are intended to protect our confidential information delivered to third parties for research and other purposes. However, these agreements could be breached, and we may not have adequate remedies for any breach, or our trade secrets and proprietary information could otherwise become known or be independently discovered by others. We have not notified any person of a violation of a confidentiality agreement that has materially harmed our business.

If our competitors reach the market sooner or develop products and technologies that are more effective, less costly, or have reduced side effects, our commercial opportunity will be reduced or eliminated

The pharmaceutical and biotechnology industries are intensely competitive. There are existing products on the market, including generics, that are used for the treatment of subjects with the same indications talabostat is intended to target including, among others, Novartis’ Proleukin®, Bayer’s DTIC-Dome®, Sanofi-Aventis’ Taxotere®, Bristol-Myers Squibb’s Paraplatin® and Platinol AQ®, AstraZeneca’s Iressa®, GSK’s Bexxar®, OSI Pharmaceutical’s / Genentech’s Tarceva®, Eli Lilly’s Alimta® and Gemzar®, Genzyme / Berlex’s Campath®, Biogen-IDEC’s Zevalin® and Roche / Genentech / Biogen-IDEC’s Rituxan® / MabThera®. There are also several other potential competitive novel products in development at other companies as well as currently approved products that are being developed for additional indications that may be competitive with talabostat’s indications including, among others, Onyx / Bayer’s Nexavar®, Genentech’s Avastin®, ImClone’s Erbitux®, Sanofi-Aventis’ Eloxatin®, and Millennium’s Velcade®. If any of these products are successful in clinical trials, we may experience additional competition. Because talabostat is still in clinical development, we do not have the sales, marketing, manufacturing or distribution capabilities necessary to compete with well-established companies. If talabostat is approved by the FDA for one or more therapeutic applications, we may enter into collaboration agreements with one or more established companies in order to compete in the marketplace. There can be no assurances that we would be able to successfully enter into any such collaboration with third parties or that any such collaborations would be entered into on terms satisfactory to us.

There are also many public and private pharmaceutical companies, biotechnology companies, public and private universities, governmental agencies and research organizations actively engaged in drug discovery and research and development of products for the treatment of subjects with the same indications that talabostat is intended to target. Many of these organizations have financial, technical, regulatory, patenting, manufacturing and marketing resources that are greater than ours. If a competitor were to successfully develop or acquire rights to a similar or more effective treatment of subjects with the same indications talabostat is intended to target or one that has reduced side effects or offers significantly lower costs of treatment, or successfully enters the market in advance of us with a similar or superior therapy, our business, financial condition or results of operations could be materially adversely affected. We cannot provide assurances that research and development by others will not render our technology or talabostat obsolete or non-competitive or result in treatments superior to any therapy or drug developed by us, or that any drug or therapy developed by us will be preferred to any existing or newly developed technologies.

Our manufacturing strategy presents a number of risks

We do not currently have our own manufacturing facilities. We depend on outside contractors for the manufacture of talabostat. Completion of our clinical trials and the commercialization of talabostat will require sufficient access to these external manufacturing capabilities.

Our outside contractors may give greater priority to other products or for other reasons may fail to manufacture or deliver the required supply of talabostat in a cost-effective or timely manner. Our current and future manufacturers are and will be subject to ongoing periodic unannounced inspection by the FDA and corresponding state and foreign agencies for compliance with strictly enforced good manufacturing practice regulations and similar state and foreign standards, and we do not have control over our third-party manufacturers’ compliance with these regulations and standards.

Any of these factors could in the future delay clinical trials or commercialization of talabostat, interfere with sales, entail higher costs or result in us being unable to effectively sell our products. To the extent that we are reliant on a sole source of supply of a drug, any interruption in that supply could delay us in effectively developing, testing and commercializing the drug.

Our ability to generate revenues will be diminished if talabostat is not accepted in the marketplace, if we fail to obtain acceptable prices or if adequate reimbursement is not available for talabostat from third-party payors

There are competing products to talabostat already in the market for the treatment of each therapeutic indication we are currently pursuing in clinical trials. Even if approved for sale and distribution for one or more therapeutic indications, talabostat might not achieve market acceptance for such indications or remain on the market. Talabostat may be rejected by the marketplace due to many factors, including cost and the perceived risks versus the benefits of talabostat. Physicians, subjects, payors or the medical community in general may be unwilling to accept, prescribe, utilize, recommend or reimburse for talabostat for such indications. Our ability to commercialize our drugs may be limited due to the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in many markets outside the U.S., the pricing and profitability of prescription pharmaceuticals are subject to government control. In the U.S., we expect that there will continue to be federal and state proposals to implement additional government control. For example, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 provides a new Medicare prescription drug benefit that began in 2006 and mandates other reforms. Although we cannot predict the full effects on our business of the implementation of this new legislation, it is possible that the new benefit will result in decreased reimbursement for prescription drugs which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. This could harm our ability to market talabostat and generate revenues.

Also, increasing emphasis on managed care in the U.S. and the possibility of government regulation of prescription drug prices will likely continue to put additional pressure on the pricing of pharmaceutical products.

Cost control initiatives could decrease the price that we might otherwise achieve for talabostat in the future. Further, cost control initiatives could adversely affect our ability to commercialize talabostat and our ability to realize profits and revenues from this commercialization.

Our ability to commercialize pharmaceutical products, alone or with distributors or others, may depend in part on the extent to which reimbursement for the products will be available from:

•	government and health administration authorities;

•	private health insurers; and

•	other third-party payors.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Third-party insurance coverage may not be available to subjects for any products we discover and develop, alone or with our strategic alliance partners. If government and other third-party payors do not provide adequate coverage and reimbursement levels for talabostat, the market acceptance of these products may be reduced.

We use hazardous chemicals and radioactive and biological materials in our business; any disputes relating to improper use, handling, storage or disposal of these materials could be time-consuming and costly

Our preclinical and clinical operations involve the use of certain hazardous materials, including certain chemicals and radioactive and biological materials. The hazardous materials used most frequently by us in our operations include sodium chromate containing chromium-51 (51 Cr), nucleotides containing phosphorus-32 (32 P) and phenol. Our operations also produce hazardous waste products. We are subject to the risk of accidental contamination or discharge or any resultant injury from these materials, and we do not maintain liability insurance for contamination or injury resulting from the use of the materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to damages, fines and penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and our liability could exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our business. To date, our compliance costs with respect to environmental laws and regulations have been minimal.

We may be sued for product or operational liability

We may be held liable if any of our products or operations cause injury or death or are found otherwise unsuitable during product testing, manufacturing, marketing or sale. We currently maintain a $2 million general liability policy and a $5 million per occurrence and annual aggregate product liability insurance policy related to our clinical trials consistent with industry standards. When necessary for our products, we intend to obtain additional product liability insurance. Insurance coverage may be prohibitively expensive, may not fully cover our potential liabilities or may not be available in the future. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our products. If we are sued for any injury caused by our products, the litigation could consume substantial time and attention of our management and our liability could exceed our total assets.

If we lose key personnel or are unable to attract or retain additional personnel, we may be unable to develop talabostat or achieve commercialization objectives

We are highly dependent on Donald R. Kiepert, Jr., our Chairman, President and Chief Executive Officer, Richard N. Small, our Senior Vice President, Chief Financial Officer and Treasurer, Margaret J. Uprichard, our Senior Vice President and Chief Development Officer, Michael P. Duffy, our Senior Vice President, General Counsel and Secretary, Barry Jones, our Senior Vice President and Chief Scientific Officer, as well as other key members of our management and scientific staff. To date, we have not maintained key-man liability insurance to protect against the loss of any of these personnel, with the exception of Mr. Kiepert, for whom we maintain a key-man liability insurance policy. The loss of any of these personnel may have a disruptive effect on our operations until they are replaced, and may have a material adverse effect on our product development and commercialization efforts if we are not able to attract qualified replacements.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. Despite our past success in attracting and retaining key personnel, we cannot provide assurances that we will be able to continue to attract, retain or motivate personnel or develop or maintain such relationships in the future.

We have contingent liabilities relating to our historical discontinued operations that could give rise to liability risks in the future

Prior to the sale of substantially all of our non-cash assets to Whatman Bioscience, Inc. (“Whatman”) in May of 2001, we were engaged in the business of developing and supplying blood filtration devices. Although Whatman contractually assumed and agreed to indemnify us and hold us harmless from and against most liabilities and obligations arising out of the conduct of our blood filtration business, we retained certain known and unknown risks that were not contractually assumed by Whatman including without limitation, (i) any of our liabilities under any benefit plan, (ii) tax liabilities incurred which relate to periods prior to the closing of the Whatman transaction, (iii) accounts payable arising prior to the closing of the Whatman transaction, (iv) any of our liabilities which were owed to our security holders in their capacity as such, and (v) our liabilities which were owed to Sepracor, Inc. arising or resulting from its respective contractual relationships with us. If for any reason Whatman, or its successors, is not able to satisfy any of the assumed liabilities, such outcome could have a material and adverse effect on our financial condition. Accordingly, there can be no assurances that claims arising out of our historical business and operations would not be asserted against us in the future and, if asserted, there can be no assurances that we would prevail.

If we are unable to maintain compliance with NASDAQ listing requirements, our stock could be delisted, and the trading price, volume and marketability of our stock could be adversely affected

As of April 2, 2004, our common stock began trading on the NASDAQ Capital Market. Previously, our common stock was traded on the OTC Bulletin Board. There can be no assurances, however, that we will be able to maintain compliance with NASDAQ’s present listing standards, or that NASDAQ will not implement additional listing standards with which we will be unable to comply. Failure to maintain compliance with NASDAQ listing requirements could result in the delisting of our shares from trading on the NASDAQ system, which could have a material adverse effect on the trading price, volume and marketability of our common stock. One of the continued listing standards for our stock on the Nasdaq Stock Market (both the Nasdaq Global Market (formerly known as the Nasdaq National Market), and the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market), on which our stock is currently listed) is the maintenance of a $1.00 bid price. Our stock price was below $1.00 between November 17, 2006 and November 29, 2006 as well as for periods between January 5, 2007 and February 7, 2007. If our bid price were to go and remain below $1.00 for 30 consecutive business days, Nasdaq could notify us of our failure to meet the continued listing standards, after which we would have 180 calendar days to correct such failure or be delisted from the Nasdaq Capital Market.

The subsequent sale of a substantial number of shares of our common stock could cause our stock price to decline and cause our stockholders to experience substantial dilution

In total, certain entities and individuals hold existing warrants to purchase up to 3,962,492 shares of our common stock at a weighted average exercise price of $2.60 as of February 7, 2007. In addition, certain entities and individuals hold existing options to purchase 5,015,728 shares of our common stock at an average exercise price of $3.43 as of February 7, 2007. The exercise and subsequent sale of a substantial amount of these warrants and options could adversely affect the market price of our common stock. To the extent we raise additional capital by issuing equity securities, all stockholders may experience substantial dilution.

Our stock price could be volatile and our trading volume may fluctuate substantially

The price of our common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $0.69 to a high of $6.75 in the two-year period ended February 7, 2007. Many factors could have a significant impact on the future price of our common stock, including:

•	progress or results of any of our clinical trials, in particular any announcements regarding the progress or results of our clinical trials for talabostat;

•	progress of regulatory approval of our product candidate, talabostat, and compliance with ongoing regulatory requirements;

•	our ability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•	our ability to consummate a strategic transaction to ensure the continued funding of our operations, including corporate collaborations, merger and acquisition activities and consolidations;

•	market acceptance of our product candidates;

•	technological innovations, new commercial products or drug discovery efforts and preclinical and clinical activities by us or our competitors;

•	changes in our intellectual property portfolio or developments or disputes concerning the proprietary rights of our product candidates;

•	our ability to obtain component materials and successfully enter into and maintain manufacturing relationships for our product candidates;

•	maintenance of our existing licensing agreement with Tufts;

•	changes in government regulations;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	general economic conditions and other external factors;

•	actual or anticipated fluctuations in our quarterly financial and operating results; and

•	degree of trading liquidity in our common stock.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. For the three-month period ended February 7, 2007, the daily trading volume for shares of our common stock ranged from 43,000 to 4,239,700 shares traded per day, and the average daily trading volume during such three-month period was 424,641 shares traded per day. Accordingly, our investors who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

We are not in compliance with NASDAQ listing requirements due to the resignation of William Whelan, Jr. from the Board of Directors of Point and Chairman of Point’s Audit Committee.

As a result of the Board of Directors vacancy created in January 2007 by the resignation of William Whelan, Jr. as a director and as Chairman of our Audit Committee, we do not currently comply with NASDAQ’s Marketplace Rule 4350(d)(2), which requires us to have an audit committee of at least three independent directors as defined by NASDAQ’s rules. Consistent with NASDAQ’s Marketplace Rule 4350(d)(4), we have a cure period until the earlier of July 18, 2007 or our next annual meeting of stockholders to fill the vacancy and regain compliance. Failure to maintain compliance with NASDAQ listing requirements could result in the delisting of our shares from trading on the NASDAQ system, which could have a material adverse effect on the trading price, volume and marketability of our common stock.